Exhibit 99.1

IT Tech Packaging, Inc. Announces Second Quarter 2023 Unaudited Financial Results

BAODING, China, Aug. 10, 2023 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the six and three months ended June 30, 2023.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “For the first half of 2023, revenue of the Company was $49.81 million, representing an increase of 5.37% from the same period last year, with a gross profit of $0.9 million. For the six months ended June 30, 2023, because of the weak domestic market demand of the paper products, the price of paper products kept falling and the average selling price of our products was significantly lower than the same period of last year. Although the Company continues to optimize the cost, the raw material inventory of the first half of 2023 was still high due to the impact of the procurement cycle, resulting in a decrease in the net profit of the current period. In the future, the Company anticipates to continue improving the profit efficiency by adjusting utilization rate of assets, developing new market channels and other ways. It is expected that the profitability of the Company will be effectively recovered in the second half of the year.”

Second Quarter 2023 Unaudited Financial Results

	For the Three Months Ended June 30,
($ millions)	2023	2022	% Change
Revenues	30.02	31.79	-5.56%
Regular Corrugating Medium Paper (“CMP”)*	21.93	25.85	-15.17%
Light-Weight CMP**	4.54	5.44	-16.41%
Offset Printing Paper	3.16	-	-
Tissue Paper Products	0.34	0.41	-16.30%
Face Masks	0.04	0.09	-49.48%
Gross profit	1.18	0.63	86.09%
Gross profit (loss) margin	3.93%	1.99%	1.94 pp	****
Regular Corrugating Medium Paper (“CMP”)*	6.81%	4.28%	2.53 pp	****
Light-Weight CMP**	7.14%	5.95%	1.19 pp	****
Offset Printing Paper	2.42%	-	2.42 pp	****
Tissue Paper Products***	-206.06%	-197.95%	-8.11 pp	****
Face Masks	-8.07%	20.79%	-28.86pp	****
Operating income（loss）	-0.52	-1.24	58.03%
Net income (loss)	-1.25	-0.29	-335.37%
EBITDA	2.83	3.55	-20.28%
Basic and Diluted earnings(loss) per share	-0.12	-0.03	-300%

*	Products from PM6

**	Products from PM1

***	Products from PM8 and PM9

****	pp represents percentage points

●	Revenue decreased by 5.56% to approximately $30.02 million, mainly due to the decrease of average selling prices of corrugating medium paper (“CMP”), partially offset by the increase in sales volume of CMP and offset printing paper.

●	Gross profit increased by 86.09% to approximately $1.18 million. Total gross margin increased by 1.94 percentage point to 3.93%.

●	Loss from operations was approximately $0.52 million, compared to approximately $1.24 million for the same period of last year.

●	Net loss was approximately $1.25million, or loss per share of $0.12, compared to net loss of approximately $0.29million, or loss per share of $0.03, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was approximately $2.83million, compared to$3.55 million for the same period of last year.

Revenue

For the second quarter of 2023, total revenue decreased by 5.56%, to approximately $30.02 million from approximately $31.79 million for the same period of last year. The decrease in total revenue was mainly due to the decrease of average selling prices of corrugating medium paper (“CMP”), partially offset by the increase in sales volume of CMP and offset printing paper.

The following table summarizes revenue, volume and ASP by product for the second quarter of 2023and 2022, respectively:

	For the Three Months Ended June 30,
	2023			2022
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	21,932	60,063	365	25,853	53,943	479
Light-Weight CMP	4,544	12,877	353	5,437	11,642	467
Offset Printing Paper	3,156	5,403	584	-	-	-
Tissue Paper Products	344	293	1,175	411	383	1,074
Total	29,976	78,636	381	31,701	65,968	481
	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	44	1,411	31	88	1,852	47

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by 15.39%, to approximately $26.48 million and accounted for 88.19% of total revenue for the second quarter of 2023, compared to approximately $31.29million, or 98.43% of total revenue for the same period of last year. The Company sold 72,940tonnes of CMP at an ASP of $363/tonne in the second quarter of 2023, compared to 65,585 tonnes at an ASP of $477/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by 15.17%, to approximately $21.93million for the second quarter of 2023, compared to revenue of approximately $25.85 million for the same period of last year. The Company sold 60,063tonnes of regular CMP at an ASP of $365/tonne during the second quarter of 2023, compared to 53,943tonnes at an ASP of $479/tonne for the same period of last year. Revenue from light-weight CMP decreased by 16.41%, to approximately $4.54 million for the second quarter of 2023, compared to revenue of approximately $5.44 million for the same period of last year. The Company sold12,877 tonnes  of light-weight CMP at an ASP of $353/tonne for the second quarter of 2023, compared to11,642 tonnes at an ASP of $467/tonne for the same period of last year.

The Company sold 5,403tonnes of offset printing paper at an ASP of $584/tonne in the second quarter of 2023. Revenue from offset printing paper was $nil for the second quarter of 2022.

Revenue from tissue paper products decreased by 16.30%, to approximately $0.34 million for the second quarter of 2023, from approximately $0.41 million for the same period of last year. The Company sold 293 tonnes of tissue paper products at an ASP of $1,175/tonne for the second quarter of 2023, compared to 383tonnes at an ASP of $1,074/tonne for the same period of last year.

Revenue from face masks decreased by 49.48%, to approximately $0.04 million for the second quarter of 2023, from $0.09 million for the same period of last year. The Company sold 1,411 thousand pieces of face masks for the second quarter of 2023, compared to 1,852 thousand pieces of face masks for the same period of last year.

Gross Profit and Gross Margin

Total cost of sales decreased by 7.43%, to approximately $28.84 million for the second quarter of 2023 from approximately $31.15 million for the same period of last year. The decrease in overall cost of sales was mainly due to the decrease in unit material costs of CMP, partially offset by the increase in sales quantity of CMP and offset printing paper.  Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $340, $328,$570 and $3,597, respectively, for the second quarter of 2023, compared to $459, $439,$nil and $3,200, respectively, for the same period of last year.

Total gross profit was approximately $1.18 million for the second quarter of 2023, compare to the gross profit of approximately $0.63 million for the same period of last year as a result of factors described above. Overall gross margin was 3.93% for the second quarter of 2022, compared to 1.99% for the same period of last year. Gross profit(loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 6.81%, 7.14%, 2.42%, -206.06% and -8.07%, respectively, for the second quarter of 2023, compared to 4.28%, 5.95%, nil%, -197.95% and 20.79%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by 29.22%, to approximately $1.32 million for the second quarter of 2023 from approximately $1.87 million for the same period of last year.

Loss from Operations

Loss from operations was approximately $0.52million for the second quarter of 2023, a decrease of 58.03%, from loss from operations of approximately $1.24 million for the same period of last year. Operating loss margin was 1.73% for the second quarter of 2023, compared to operating income margin of 3.89% for the same period of last year.

Net Loss

Net loss was approximately $1.25 million, or loss per share of $0.12, for the second quarter of 2023, compared to net loss of approximately $0.29 million, or loss per share of $0.03, for the same period of last year.

EBITDA

EBITDA was approximately $2.83 million for the second quarter of 2023, compared to approximately $3.55 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended June 30,
($ millions)	2023	2022
Net loss	-1.25	-0.29
Add: Income tax	0.35	-0.24
Net interest expense	0.27	0.26
Depreciation and amortization	3.46	3.82
EBITDA	2.83	3.55

First Half of 2023 Unaudited Financial Results

	For the Six Months Ended June 30,
($ millions)	2023	2022	% Change
Revenues	49.81	47.27	5.37%
Regular Corrugating Medium Paper (“CMP”)*	38.40	38.95	-1.42%
Light-Weight CMP**	7.60	7.36	3.27%
Offset Printing Paper	3.16	-	-
Tissue Paper Products	0.57	0.81	-29.95%
Face Masks	0.08	0.14	-44.59%

Gross profit	0.90	0.94	-4.41%
Gross profit (loss) margin	1.81%	2.00%	-0.19 pp	****
Regular Corrugating Medium Paper (“CMP”)*	4.71%	4.64%	0.07 pp	****
Light-Weight CMP**	5.86%	6.52%	-0.66 pp	****
Offset Printing Paper	2.42%	-	2.42pp	****
Tissue Paper Products***	-249.58%	-170.19%	-79.39 pp	****
Face Masks	-8.02%	24.19%	-32.21	****

Operating loss	-3.29	-4.23	-322.13%
Net loss	-3.99	-2.78	43.61%
EBITDA	4.03	4.75	-15.16%
Basic and Diluted lossper share	-0.40	-0.28	-242.86%

*	Products from PM6

**	Products from PM1

***	Products from PM8 and PM9

****	pp represents percentage points

Revenue

For the first half of 2023, total revenue increased by 5.37%, to approximately $49.81 million from approximately $47.27 million for the same period of last year. The increase in total revenue was mainly due to the increase in sales volume of CMP and offset printing paper and tissue paper products, partially offset by the decrease in ASP of CMP.

The following table summarizes revenue, volume and ASP by product for the first half of 2023 and 2022, respectively:

	For the Six Months Ended June 30,
	2023			2022
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	38,399	101,726	377	38,953	79,188	492
Light-Weight CMP	7,604	20,896	364	7,364	15,483	476
Offset Printing Paper	3,156	5,403	584	-	-	-
Tissue Paper Products	567	484	1,172	810	780	1,038
Total	49,726	128,509	387	47,127	95,451	494
	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	79	2,516	32	144	3,012	48

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by 0.68%, to approximately $46.00 million and accounted for 92.36% of total revenue for first half of 2023, compared to approximately $46.32million, or 97.98% of total revenue for the same period of last year. The Company sold 122,622tonnes of CMP at an ASP of $375/tonne in first half of 2023, compared to 94,671 tonnes at an ASP of $489/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by 1.42%, to approximately $38.40 million for first half of 2023, compared to revenue of approximately $38.95 million for the same period of last year. The Company sold 101,726tonnesof regular CMP at an ASP of $377/tonne during the first half of 2023, compared to 79,188tonnes at an ASP of $492/tonne for the same period of last year. Revenue from light-weight CMP increased by 3.27%, to approximately $7.60 million for the first half of 2023, compared to revenue of approximately $7.36 million for the same period of last year. The Company sold 20,896tonnes of light-weight CMP at an ASP of $364/tonne for the first half of 2023, compared to 15,483 tonnes at an ASP of $476/tonne for the same period of last year.

Revenue from offset printing paper was $3.16 million for the first half of 2023. The Company sold 5,403tonnes of offset printing paper at an ASP of $584/tonne in the first half of 2023. Revenue from offset printing paper was $nil for the first half of 2022.

Revenue from tissue paper products decreased by 29.95%, to approximately $0.57million for the first half of 2023, from approximately $0.81 million for the same period of last year. The Company sold 484tonnes of tissue paper products at an ASP of $1,172/tonne for the first half of 2023, compared to 780tonnes at an ASP of $1,038/tonne for the same period of last year.

Revenue from face masks decreased by 44.59%, to approximately $0.08 million for the first half of 2023, from $0.14 million for the same period of last year. The Company sold 2,516 thousand pieces of face masks for the first half of 2023, compared to 3,012 thousand pieces of face masks for the same period of last year.

Gross Profit and Gross Margin

Total cost of sales increased by 5.57%, to approximately $48.91 million for the first half of 2023 from approximately $46.33 million for the same period of last year. The increase was mainly a result of the increase in sales volume of CMP and offset printing paper, partially offset by the decrease of material costs of CMP.  Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $360, $343,$570 and $4,097, respectively, for the first half of 2023, compared to $469, $445, $nil and $2,805, respectively, for the same period of last year.

Total gross profit was approximately $0.90 million for the first half of 2023, compare to the gross profit of approximately $0.94 million for the same period of last year as a result of factors described above. Overall gross margin was 1.81% for the first half of 2023, compared to 2.0% for the same period of last year. Gross profit(loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 4.71%, 5.86%, 2.42%, -249.58% and -8.02%, respectively, for the first half of 2023, compared to 4.64%, 6.52%, nil%, -170.19% and 24.19%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by 26.15%, to approximately $3.82 million for the first half of 2023 from approximately $5.17 million for the same period of last year.

Loss from Operations

Loss from operations was approximately $3.29 million for the first half of 2023, representing a decrease of 22.13%, from loss from operations of approximately $4.23 million for the same period of last year. Operating loss margin was 6.61% for the first half of 2023, compared to operating loss margin of 8.94% for the same period of last year.

Net Loss

Net loss was approximately $3.99million, or loss per share of $0.40, for the first half of 2023, compared to net loss of approximately $2.78 million, or loss per share of $0.28, for the same period of last year.

EBITDA

EBITDA was approximately $4.03million for the first half of 2023, compared to approximately $4.75 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Six Months Ended June 30,
($ millions)	2023	2022
Net loss	-3.99	-2.78
Add: Income tax	0.35	-0.59
Net interest expense	0.52	0.53
Depreciation and amortization	7.15	7.59
EBITDA	4.03	4.75

Cash, Liquidity and Financial Position

As of June 30, 2023, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including related party loans) of approximately $11.98million, $10.31million and $7.44 million, respectively, compared to approximately$9.52million, $11.16million and $4.20million, respectively, as of December 31, 2022.

Net accounts receivable was approximately $2.42 million as of June 30, 2023, compared to $nil as of December 31, 2022. Net inventory was approximately $6.57 million as of June 30, 2023, compared to approximately$2.87 million as of December 31, 2022. As of June 30, 2023, the Company had current assets of approximately$47.69 million and current liabilities of approximately$17.30million, resulting in a working capital of approximately$30.39 million. This was compared to current assets of approximately $47.17 million and current liabilities of approximately $17.64 million, resulting in a working capital of approximately $29.53 million as of December 31, 2022.

Net cash provided by operating activities was approximately$5.75million for the first half of 2023, compared to approximately $3.95 million for the same period of last year. Net cash used in investing activities was approximately$5.57 million for the first half of 2023, compared toapproximately$7.32 million for the same period of last year. Net cash provided by financing activities was approximately $2.82 million for the first half of 2023, compared to approximately $6.67million for the same period of last year.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/.

Forward-looking Statement

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2023 AND DECEMBER 31, 2022

(unaudited)

	June 30,	December 31,
	2023	2022
ASSETS

Current Assets
Cash and bank balances	$11,980,759	$9,524,868
Restricted cash	-	-
Accounts receivable (net of allowance for doubtful accounts of $48,646 and $881,878 as of June 30, 2023 and December 31, 2022, respectively)	2,416,572	-
Inventories	6,569,323	2,872,622
Prepayments and other current assets	19,263,853	27,207,127
Due from related parties	7,459,079	7,561,858

Total current assets	47,689,586	47,166,475

Prepayment on property, plant and equipment	2,668,992	1,031,502
Operating lease right-of-use assets, net	648,404	672,722
Finance lease right-of-use assets, net	1,796,034	1,939,970
Property, plant, and equipment, net	142,023,762	151,569,898
Value-added tax recoverable	1,916,111	2,066,666
Deferred tax asset non-current	-	-
Total Assets
	$196,742,889	$204,447,233

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$5,741,925	$5,598,311
Current portion of long-term loans	3,761,521	4,835,884
Lease liability	108,227	224,497
Accounts payable	127,543	5,025
Advance from customers	10,192	-
Due to related parties	810,631	727,462
Accrued payroll and employee benefits	308,903	165,986
Other payables and accrued liabilities	6,095,806	5,665,558
Income taxes payable	337,681	417,906

Total current liabilities	17,302,429	17,640,629

Long-term loans	7,437,239	4,204,118
Deferred gain on sale-leaseback	7,203	52,314
Lease liability - non-current	559,031	579,997
Derivative liability	660,692	646,283

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $19,100,011 and $16,784,878 as of June 30, 2023 and December 31, 2022, respectively)	25,966,594	23,123,341

Commitments and Contingencies

Stockholders’ Equity
Common stock, 50,000,000 shares authorized, $0.001 par value per share, 10,065,920 shares issued and outstanding as of June 30, 2023 and December, 31, 2022.	10,066	10,066
Additional paid-in capital	89,172,771	89,172,771
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(14,075,479)	(7,514,540)
Retained earnings	89,588,363	93,575,021

Total stockholders’ equity	170,776,295	181,323,892

Total Liabilities and Stockholders’ Equity	$196,742,889	$204,447,233

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenues	$30,019,914	$31,788,884	$49,810,791	$47,270,502

Cost of sales	(28,840,056)	(31,154,847)	(48,907,932)	(46,326,020)

Gross Profit	1,179,858	634,037	902,859	944,482

Selling, general and administrative expenses	(1,323,405)	(1,869,802)	(3,818,767)	(5,170,683)

Loss on impairment of assets	(375,136)	-	(375,136)	-
Loss from Operations	(518,683)	(1,235,765)	(3,291,044)	(4,226,201)

Other Income (Expense):
Interest income	53,637	4,924	189,905	8,379
Interest expense	(270,681)	(259,106)	(519,850)	(529,919)
Gain on acquisition	-	(1,840)	-	32,163
Gain (Loss) on derivative liability	(166,506)	960,045	(14,409)	1,346,633

Loss before Income Taxes	(902,233)	(531,742)	(3,635,398)	(3,368,945)

Provision for Income Taxes	(351,260)	243,829	(351,260)	592,818

Net Loss	(1,253,493)	(287,913)	(3,986,658)	(2,776,127)

Other Comprehensive Loss
Foreign currency translation adjustment	(9,063,695)	(11,524,747)	(6,560,939)	(10,598,609)

Total Comprehensive Loss	$(10,317,188)	$(11,812,660)	$(10,547,597)	$(13,374,736)

Losses Per Share:

Basic and Diluted Losses per Share	$(0.12)	$(0.03)	$(0.40)	$(0.28)

Outstanding – Basic and Diluted	10,065,920	9,915,920	10,065,920	9,915,920

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

(Unaudited)

	Six Months Ended
	June 30,
	2023	2022

Cash Flows from Operating Activities:
Net income	$(3,986,658)	$(2,776,127)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,150,057	7,592,319
(Gain) Loss on derivative liability	14,409	(1,346,633)
(Gain) Loss from disposal and impairment of property, plant and equipment	501,934	-
Allowance for bad debts	(830,847)	(14,731)
Gain on acquisition	-	(33,178)
Deferred tax	-	(821,225)
Changes in operating assets and liabilities:
Accounts receivable	(1,674,665)	845,450
Prepayments and other current assets	7,634,922	1,963,348
Inventories	(3,940,417)	(1,111,160)
Accounts payable	127,215	7,588
Advance from customers	10,567	-
Related parties	(90,617)	-
Accrued payroll and employee benefits	154,398	(49,534)
Other payables and accrued liabilities	743,936	553,308
Income taxes payable	(67,515)	(859,643)
Net Cash Provided by Operating Activities	5,746,719	3,949,782

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(5,565,713)	(681,640)
Acquisition of land	-	(6,642,665)

Net Cash Used in Investing Activities	(5,565,713)	(7,324,305)

Cash Flows from Financing Activities:
Proceeds from short term bank loans	860,919	-
Proceeds from long term loans	2,582,756	-
Repayment of bank loans	(507,942)	-
Payment of capital lease obligation	(112,136)	(102,902)
Loan to a related party (net)	-	6,776,889

Net Cash Provided by Financing Activities	2,823,597	6,673,987

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(548,712)	(156,999)

Net Increase in Cash and Cash Equivalents	2,455,891	3,142,465

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	9,524,868	11,201,612

Cash, Cash Equivalents and Restricted Cash - End of Period	$11,980,759	$14,344,077

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$199,014	$165,629
Cash paid for income taxes	$418,775	$1,088,049

Cash and bank balances	11,980,759	14,344,077
Restricted cash	-	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	11,980,759	14,344,077

For more information, please contact: Email: ir@itpackaging.cn, Tel: +86 312 8698215